Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball to Cease Manufacturing Operations at Two PET Bottle Packaging Plants

BROOMFIELD, Colo., April 8, 2009—Ball Corporation [NYSE:BLL] today announced that it will permanently cease manufacturing operations at polyethylene terephthalate (PET) plastic packaging plants in Baldwinsville, N.Y., and Watertown, Wis., and supply customers of those plants from larger Ball facilities.
As a result, an after-tax charge of approximately $14 million will be recorded in the company’s second quarter results. Cost savings associated with these actions are expected to be approximately $12 million annually beginning in 2010.
“Baldwinsville and Watertown are the smallest PET bottle manufacturing plants in our system,” said John A. Hayes, executive vice president and chief operating officer. “With the industry slowdown of demand for monolayer PET containers, it is important that we continue to focus on ensuring our cost base is competitive. Consolidating production capacity into larger, more efficient plants is necessary to better balance our supply with market demand and to improve the performance of our plastic packaging business.”
The Baldwinsville plant opened in 1996 and operates seven production lines capable of making approximately 1 billion recyclable PET bottles annually. It employs 113 people. The plant is scheduled to cease manufacturing operations by July 7, subject to customer requirements.
The Watertown plant operates four production lines with an annual capacity of approximately 250 million recyclable PET bottles and employs 52 people. Ball acquired the plant from Wis-Pak, Inc., in 2001. It is scheduled to cease manufacturing operations by June 7, subject to customer requirements.
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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 2

Ball operates plastic packaging plants in Chino, Calif.; Atlanta, Ga.; Batavia, Ill.; Ames, Iowa; Bellevue, Ohio; and Delran, N.J.
Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,000 people worldwide and reported 2008 sales of approximately $7.6 billion. For the latest Ball news and for other company information, please visit www.ball.com.

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including our beverage can end project; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global credit squeeze and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021